Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-116060, No. 333-134522), Form S-8/S-3 (No. 333-81755) and Forms S-8 (No. 333-127247, No. 333-35632, No. 333-49984, No. 333-106211, No. 333-116061, and No. 333-116900) of Covad Communications Group, Inc. of our report dated February 23, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
San Jose, California
February 23, 2007